                                                                  Exhibit (d)(6)


                             STOCKHOLDERS AGREEMENT

                  This STOCKHOLDERS AGREEMENT (this "Agreement") is dated as of _______ __, 2000, by and among Calendar Holdings, Inc., a Delaware corporation (the "Company"); Saw Mill Capital Fund II, L.P. ("Saw Mill"); [CHAIRMAN] ("[CHAIRMAN]"); [CHIEF EXECUTIVE OFFICER] ("[CHIEF EXECUTIVE OFFICER]"; and collectively with [CHAIRMAN], the "Executives"); Chase Capital Investments, LLC ("Chase"); Massachusetts Mutual Life Insurance Company ("MassMutual"); and The Northwestern Mutual Life Insurance Company ("Northwestern").

                  As of the date hereof, (i) Saw Mill and the Executives each own a number of shares of the Company's Common Stock and (ii) Chase, MassMutual and Northwestern each own warrants to purchase a number of shares of the Company's Common Stock.

                  The Company and the Equityholders (as defined below) desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Board (as defined below), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Equityholder Shares (as defined below) may be transferred.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                  1. Definitions. As used herein, the following terms shall have the following meanings:

                  "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean either (i) possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) or (ii) the direct or indirect ownership of more than 5% of the voting equity securities of such Person. With respect to any Person who is an individual, "Affiliates" shall also include, without limitation, any member of such individual's Family Group.

                  "Articles of Incorporation" means the Company's Articles of Incorporation or Certificate of Incorporation, as the case may be, as in effect from time to time.

                  "Board" means the Company's board of directors.

                  "Calendar" means [__________________], a Wisconsin corporation and a wholly-owned Subsidiary of the Company.

                  "CEO Employment Agreement" means the Employment Agreement, dated as of the date hereof, between Calendar and Chief Executive Officer, as may be amended from time to time.

                  "Chairman Employment Agreement" means the Employment Agreement, dated as of the date hereof, between Calendar and Chairman, as may be amended from time to time.

                  "Chase Warrant" means the warrant to purchase Common Shares issued by the Company to Chase as of the date hereof, together with any warrants issued after the date hereof in substitution or exchange for the Chase Warrant in accordance with the provisions of the Chase Warrant.

                  "Common Shares" means collectively the shares of Common Stock and the shares of any other equity of the Company hereafter authorized which is not limited to a fixed sum or stated value in respect to the rights of the holders thereof to participate in dividends or other distributions or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

                  "Common Stock" means the Company's common stock, par value $0.01 per share.

                  "EBITDA" means [SHALL BE THE SAME DEFINITION AS USED IN THE ARTICLES OF INCORPORATION WITH RESPECT TO THE SENIOR PREFERRED STOCK BOARD RIGHTS].

                  "Estate Put Notice" has the meaning set forth in Section 13(c) hereof.

                  "Estate Put Right" has the meaning set forth in Section 13(a) hereof.

                  "Executive Put Notice" has the meaning set forth in Section 14(c) hereof.

                  "Executive Put Right" has the meaning set forth in Section 14(a) hereof.

                  "Executive Investor" means any Executive or any of his Permitted Transferees.

                  "Executive Shares" means all Equityholder Shares issued or issuable to any Executive Investor.

                  "Equityholder Shares" means (i) all Common Shares held, directly or indirectly, by the Equityholders and (ii) all equity securities issued or issuable directly or indirectly with respect to any Common Shares referred to in clause (i) above by way of a stock dividend or other distribution, or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Equityholder Shares, such shares will cease to be Equityholder Shares when they have been Transferred in a Public Sale. For all purposes of this Agreement, (i) so long as all or any part of the Chase Warrants remain outstanding and unexercised, the Common Shares issuable upon exercise of the Chase Warrants shall be deemed issued and outstanding and shall be deemed "Equityholder Shares", (ii) so long as all or any part of the MassMutual Warrants remain outstanding and unexercised, the Common Shares issuable upon exercise of the MassMutual Warrants shall be deemed issued and outstanding and shall be deemed "Equityholder Shares", (iii) so long as all or any part of the Northwestern Warrants remain outstanding and unexercised, the Common Shares issuable upon exercise of the Northwestern Warrants shall be deemed issued and outstanding and shall be deemed "Equityholder Shares", and (iv) if and so long as all or any part of the Subordinated Debt Warrants are outstanding and unexercised, the Common Shares issuable upon exercise of the Subordinated Debt Warrants shall be deemed issued and outstanding and shall be deemed "Equityholder Shares".

                  "Equityholders" means collectively the Saw Mill Investors, the Executive Investors and the Warrant Investors.

                  "Fair Market Value" per any Equityholder Share as of any given date shall be as determined by the Board based on such factors as the members thereof, in the exercise of their business judgment, consider relevant; provided, that, with respect to any determination by the Board of "Fair Market Value", if a Dispute Notice (as herein defined) is delivered to the Company pursuant to Section 15 hereof, then, "Fair Market Value" per any Equityholder Share as of such given date shall be as determined by the applicable Independent Financial Expert (as herein defined) based on such factors as such Independent Financial Expert, in the exercise of its business judgment, considers relevant.

                  "Family Group" means, with respect to any Person who is an individual, (i) such Person's spouse, former spouse, descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, "relatives"), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person's relatives or (iii) any limited partnership or limited liability company the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity including, without limitation, voting and disposition of investments and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person's relatives.

                  "Independent Director" means any member of the Board who is neither (i) an employee, consultant or Affiliate of Saw Mill Capital L.L.C., or any member of their respective Family Groups nor (ii) an Executive or any member of an Executive's Family Group.

                  "MassMutual Warrant" means the warrant to purchase Common Shares issued by the Company to MassMutual as of the date hereof, together with any warrants issued after the date hereof in substitution or exchange for the MassMutual Warrant in accordance with the provisions of the MassMutual Warrant.

                  "Northwestern Warrant" means the warrant to purchase Common Shares issued by the Company to Northwestern as of the date hereof, together with any warrants issued after the date hereof in substitution or exchange for the Northwestern Warrant in accordance with the provisions of the Northwestern Warrant.

                  "Permitted Transferee" has the meaning set forth in Section 5(c)(ii) hereof.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

                  "Preferred Stock Investor" means any of Chase, MassMutual, Northwestern or any of their respective Permitted Transferees.

                  "Public Offering" means an underwritten public offering and sale of Common Shares pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

                  "Public Sale" means any sale of Equityholder Shares to the public pursuant to an offering registered under the Securities Act or, after the consummation of an initial Public Offering, to the public pursuant to the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

                  "Put Notice" means the Estate Put Notice or the Executive Put Notice, as applicable.

                  "Put Right" means any of the Put Rights.

                  "Put Rights" means, collectively, the Estate Put Right and the Executive Put Right.

                  "Qualified Public Offering" means any Public Offering, but only if the aggregate gross proceeds received by the Company and/or its equityholders (before the deduction of underwriting discounts and expenses) in such Public Offering in the aggregate are in excess of $50 million.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, among the Company, Saw Mill, the Executives, Chase, MassMutual, Northwestern and any other party named therein, as may be amended from time to time.

                  "Repurchase Option" has the meaning set forth in Section 12(a) hereof.

                  "Saw Mill Investor" means any of Saw Mill or any of its Permitted Transferees.

                  "Saw Mill Majority Holders" means, at any time, the holder(s) of record of a majority of the number of Saw Mill Shares then outstanding.

                  "Saw Mill Shares" means all Equityholder Shares issued or issuable to any Saw Mill Investor.

                  "Saw Mill Supermajority Holders" means, at any time, the holder(s) of record of at least 66-2/3% of the number of Saw Mill Shares then outstanding.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Senior Preferred Stock" means the Company's Senior Redeemable Exchangeable Preferred Stock.

                  "Senior Preferred Stock Board Rights" means the rights the Company has granted in the Articles of Incorporation to certain holders of the Senior Preferred Stock pursuant to which, under certain circumstances, such holders shall have the right to designate two members of the Board.

                  "Subordinated Debt Warrants" means any warrants issued by the Company to purchase Common Shares in connection with the issuance of [THE BRIDGE LOANS AND/OR THE ISSUANCE OF ANY SUBORDINATED DEBT ISSUED TO REFINANCE SUCH BRIDGE LOANS, IN EACH CASE,] by the Company or any of its Subsidiaries.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such partnership, limited liability company, association or other business entity.

                  "Total Debt" means [SHALL BE THE SAME DEFINITION AS USED IN THE ARTICLES OF INCORPORATION WITH RESPECT TO THE SENIOR PREFERRED STOCK BOARD RIGHTS].

                  "Transfer" means any voluntary or involuntary, direct or indirect, sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition. Notwithstanding the foregoing, the conversion by any Equityholder of any shares of any class of Common Shares into any other class of Common Shares shall not be deemed a "Transfer" for purposes of this Agreement, provided that such Equityholder continues to own such converted shares immediately after such conversion.

                  "Unaffiliated Third Party" means any Person who, immediately prior to the contemplated transaction, (i) is not a Person who directly or indirectly owns in excess of 5% of the outstanding Common Shares on a fully-diluted basis (a "5% Owner"), (ii) is not controlling, controlled by or under common control with any such 5% Owner, (iii) is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons, and (iv) is neither a portfolio company of any such 5% Owner nor a Subsidiary of any portfolio company of any such 5% Owner. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall have the meaning given to such term in the definition of "Affiliate".

                  "Valuation Date" shall mean (i) with respect to any Repurchase Option, the date, if any, that the Company delivers a Repurchase Notice to the applicable holder(s) of Executive Shares, (ii) with respect to any Estate Put Right, the date, if any, that the applicable estate of an Executive delivers an Estate Put Notice to the Company or (iii) with respect to any Executive Put Right, the date, if any, that the Executive delivers an Executive Put Notice to the Company.

                  "Warrant Investor" means any of Chase, MassMutual, Northwestern, any original holder of a Subordinated Debt Warrant who becomes a party to this Agreement pursuant to the terms of Section 16 hereof or any of their respective Permitted Transferees.

                  "Warrant Investor Shares" means all Equityholder Shares issued or issuable to any Warrant Investor.

                  2. Board of Directors.

                  (a) To the extent permitted by law, each Equityholder shall vote all voting securities of the Company over which such Equityholder has voting control, and shall take all other reasonably necessary or desirable actions within such Equityholder's control (whether in such Equityholder's capacity as an equityholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and equityholder or member meetings), so that:

                  (i) the authorized number of directors of the Board shall be nine; provided, that at any time during which the applicable holders of the Senior Preferred Stock have exercised the Senior Preferred Stock Board Rights, the authorized number of directors of the Board shall be eleven;

                  (ii) the Saw Mill Majority Holders will designate three members of the Board (each a "Saw Mill Director");

                  (iii) holders of record of a majority of the number of Executive Shares then outstanding will designate three members of the Board (each an "Executive Director");

                  (iv) the Saw Mill Majority Holders will designate one Independent Director (the "Saw Mill Independent Director"); provided, that such designee must be approved by holders of record of a majority of the number of Executive Shares then outstanding (which approval shall not be unreasonably withheld or delayed);

                  (v) the holders of record of a majority of the number of Executive Shares then outstanding will designate one Independent Director (the "Executive Independent Director"); provided, that any such designee must be approved by the Saw Mill Majority Holders (which approval shall not be unreasonably withheld or delayed);

                  (vi) in addition to the Saw Mill Independent Director and the Executive Independent Director, one member of the Board shall be an Independent Director (the "Other Independent Director"); provided, that prior to any individual being elected to the Board as the Other Independent Director, such individual must first be approved by the Saw Mill Majority Holders and the holders of record of a majority of the number of Executive Shares then outstanding, in each case, which approval shall not be unreasonably withheld or delayed;

                  (vii) the Company is in compliance with any and all Senior Preferred Stock Board Rights;

                  (viii) any director designated pursuant to clause (ii), (iii),
         (iv) or (v) above shall be removed from the Board (with or without cause) at the written request of the Equityholder or Equityholders which have the right to designate such director hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis specified in clause (ii), (iii), (iv) or
         (v) above, as the case may be);

                  (ix) in the event that any director designated hereunder for any reason ceases to serve as a member of the Board during such director's term of office, the resulting vacancy on the Board shall be filled by a director designated in the manner provided in clause (ii),
         (iii), (iv), (v) or (vi) above, as the case may be;

                  (x) if, within a reasonable period of time, any Equityholder(s) entitled to designate any director position fail to designate a representative to fill such director position pursuant to the terms of this Section 2, and such failure shall continue for more than 30 days after notice from the Company to such Equityholder(s) with respect to such failure, the election of an individual to such director position shall be accomplished in accordance with the Articles of Incorporation, the Company's Bylaws and applicable law; provided that such individual shall be removed from such director position if such Equityholder(s) so direct; and

                  (xi) at the Board's election, the composition of the board of directors (or any similar governing body) of any of the Company's Subsidiaries shall be the same as the Board or otherwise as specified by the Board.

                  (b) Chase Observer. So long as Chase and its Affiliates (and not any of their respective assigns) own at least 50% of the number of Equityholder Shares owned by Chase as of the date hereof (such number to be appropriately adjusted for any stock split, reverse stock split, stock distribution or dividend, or other subdivision of combination of Common Shares after the date hereof), Chase and its Affiliates who own Equityholder Shares (and not any of their respective assigns) shall appoint a representative (the "Chase Observer"); provided that if the Chase Observer is not an employee of Chase or any of its Affiliates, then such representative must be reasonably acceptable to the Board. Chase and its Affiliates who own Equityholder Shares (and not any of their respective assigns) may remove any such representative or appoint a new representative if a vacancy in such position occurs for any reason by delivery of a written notice to the Secretary of the Company; provided that if such new representative is not an employee of Chase or any of its Affiliates, then such new representative must be reasonably acceptable to the Board. The Company or the applicable members of the Board will give the Chase Observer oral or written notice of each meeting of the Board (whether annual or special) at the same time and in the same manner as oral or written notice is given to the applicable members of the Board (which notice may be waived by the Chase Observer). Notwithstanding the foregoing, if the Chase Observer attends (or, in the case of a telephonic meeting, listens by telephone to) any such meeting of the Board, then the Chase Observer shall be deemed to have had proper notice of such meeting. Notwithstanding anything contained herein to the contrary, the failure of the Chase Observer to be given notice of a meeting of the Board pursuant to the immediately preceding two sentences or to attend such meeting shall not in any way affect the authority of the Board to have, or to adopt resolutions at, such meeting or the legitimacy of any actions taken by the Board at such meeting. Subject to the foregoing, the Company will permit the Chase Observer to attend (or, in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board as a non-voting observer. The Company shall provide the Chase Observer all written materials and other information (including copies of meeting minutes) given to the members of the Board in connection with any such meeting at the same time as such information is delivered to the members of the Board and, if the Chase Observer does not attend (or, in the case of a telephonic meeting, does not listen by telephone to) a meeting of the Board, the Chase Observer will be entitled, upon request, to receive a written or oral summary of the meeting from the Secretary of the Company. If the Company takes any action by written consent of the Board in lieu of a meeting of the Board, then the Company shall provide to the Chase Observer copies of all such draft written consents and related materials at the same time and in the same manner as provided to the Board; provided that the failure of the Company to provide such copies and/or related materials to the Chase Observer shall not in any way affect the authority of the Board to take action by such written consent or the legitimacy of any actions taken by such written consent.

                  (c) MassMutual Observer. So long as MassMutual and its Affiliates (and not any of their respective assigns) own at least 50% of the number of Equityholder Shares owned by MassMutual as of the date hereof (such number to be appropriately adjusted for any stock split, reverse stock split, stock distribution or dividend, or other subdivision of combination of Common Shares after the date hereof), MassMutual and its Affiliates who own Equityholder Shares (and not any of their respective assigns) shall appoint a representative (the "MassMutual Observer"); provided that if the MassMutual Observer is not an employee of MassMutual or any of its Affiliates, then such representative must be reasonably acceptable to the Board. MassMutual and its Affiliates who own Equityholder Shares (and not any of their respective assigns) may remove any such representative or appoint a new representative if a vacancy in such position occurs for any reason by delivery of a written notice to the Secretary of the Company; provided that if such new representative is not an employee of MassMutual or any of its Affiliates, then such new representative must be reasonably acceptable to the Board. The Company or the applicable members of the Board will give the MassMutual Observer oral or written notice of each meeting of the Board (whether annual or special) at the same time and in the same manner as oral or written notice is given to the applicable members of the Board (which notice may be waived by the MassMutual Observer). Notwithstanding the foregoing, if the MassMutual Observer attends (or, in the case of a telephonic meeting, listens by telephone to) any such meeting of the Board, then the MassMutual Observer shall be deemed to have had proper notice of such meeting. Notwithstanding anything contained herein to the contrary, the failure of the MassMutual Observer to be given notice of a meeting of the Board pursuant to the immediately preceding two sentences or to attend such meeting shall not in any way affect the authority of the Board to have, or to adopt resolutions at, such meeting or the legitimacy of any actions taken by the Board at such meeting. Subject to the foregoing, the Company will permit the MassMutual Observer to attend (or, in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board as a non-voting observer. The Company shall provide the MassMutual Observer all written materials and other information (including copies of meeting minutes) given to the members of the Board in connection with any such meeting at the same time as such information is delivered to the members of the Board and, if the MassMutual Observer does not attend (or, in the case of a telephonic meeting, does not listen by telephone to) a meeting of the Board, the MassMutual Observer will be entitled, upon request, to receive a written or oral summary of the meeting from the Secretary of the Company. If the Company takes any action by written consent of the Board in lieu of a meeting of the Board, then the Company shall provide to the MassMutual Observer copies of all such draft written consents and related materials at the same time and in the same manner as provided to the Board; provided that the failure of the Company to provide such copies and/or related materials to the MassMutual Observer shall not in any way affect the authority of the Board to take action by such written consent or the legitimacy of any actions taken by such written consent.

                  (d) Northwestern Observer. So long as Northwestern and its Affiliates (and not any of their respective assigns) own at least 50% of the number of Equityholder Shares owned by Northwestern as of the date hereof (such number to be appropriately adjusted for any stock split, reverse stock split, stock distribution or dividend, or other subdivision of combination of Common Shares after the date hereof), Northwestern and its Affiliates who own Equityholder Shares (and not any of their respective assigns) shall appoint a representative (the "Northwestern Observer"); provided that if the Northwestern Observer is not an employee of Northwestern or any of its Affiliates, then such representative must be reasonably acceptable to the Board. Northwestern and its Affiliates who own Equityholder Shares (and not any of their respective assigns) may remove any such representative or appoint a new representative if a vacancy in such position occurs for any reason by delivery of a written notice to the Secretary of the Company; provided that if such new representative is not an employee of Northwestern or any of its Affiliates, then such new representative must be reasonably acceptable to the Board. The Company or the applicable members of the Board will give the Northwestern Observer oral or written notice of each meeting of the Board (whether annual or special) at the same time and in the same manner as oral or written notice is given to the applicable members of the Board (which notice may be waived by the Northwestern Observer). Notwithstanding the foregoing, if the Northwestern Observer attends (or, in the case of a telephonic meeting, listens by telephone to) any such meeting of the Board, then the Northwestern Observer shall be deemed to have had proper notice of such meeting. Notwithstanding anything contained herein to the contrary, the failure of the Northwestern Observer to be given notice of a meeting of the Board pursuant to the immediately preceding two sentences or to attend such meeting shall not in any way affect the authority of the Board to have, or to adopt resolutions at, such meeting or the legitimacy of any actions taken by the Board at such meeting. Subject to the foregoing, the Company will permit the Northwestern Observer to attend (or, in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board as a non-voting observer. The Company shall provide the Northwestern Observer all written materials and other information (including copies of meeting minutes) given to the members of the Board in connection with any such meeting at the same time as such information is delivered to the members of the Board and, if the Northwestern Observer does not attend (or, in the case of a telephonic meeting, does not listen by telephone to) a meeting of the Board, the Northwestern Observer will be entitled, upon request, to receive a written or oral summary of the meeting from the Secretary of the Company. If the Company takes any action by written consent of the Board in lieu of a meeting of the Board, then the Company shall provide to the Northwestern Observer copies of all such draft written consents and related materials at the same time and in the same manner as provided to the Board; provided that the failure of the Company to provide such copies and/or related materials to the Northwestern Observer shall not in any way affect the authority of the Board to take action by such written consent or the legitimacy of any actions taken by such written consent.

                  (e) The Company shall reimburse (i) the directors of the Board for all reasonable out-of-pocket expenses incurred by such directors in connection with the performance of their duties as directors of the Company and in connection with their attendance of any meeting of the Board and (ii) the Chase Observer, the MassMutual Observer and the Northwestern Observer for all reasonable out-of-pocket expenses incurred by such individuals in connection with their attendance of any meeting of the Board.

                  (f) In the event that, at any time, any provision of the Articles of Incorporation or the Company's Bylaws is inconsistent with the requirements of any provision of this Section 2, the Equityholders shall take such action as may be necessary to amend any such provision in the Articles of Incorporation or the Company's Bylaws, as the case may be, to conform with such requirements.

                  3. Conflicting Agreements. Each Equityholder represents that such Equityholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Equityholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

                  4. Restrictions. The Company shall not, unless it has received the prior written consent of the Saw Mill Majority Holders:

                  (i) (x) incur, or permit any of its Subsidiaries to incur, any indebtedness for borrowed money or purchase money indebtedness, other than indebtedness for borrowed money and purchase money indebtedness of the Company and its Subsidiaries in an amount not to exceed an aggregate principal amount outstanding at any time on a consolidated basis of $300 million, (y) refinance or amend the terms of, or permit any of its Subsidiaries to refinance or amend the terms of, any indebtedness for borrowed money or purchase money indebtedness in excess of $5,000,000, or (z) incur, or permit any of its Subsidiaries to incur, any indebtedness for borrowed money or purchase money indebtedness, if immediately after such incurrence the ratio of Total Debt to EBITDA would exceed 4.5x.

                  (ii) acquire, or permit any of its Subsidiaries to acquire, any interest in any Person or business (whether by a purchase of assets, purchase of equity, merger or otherwise), or enter into any joint venture, in each case, involving aggregate consideration (including, without limitation, the assumption of liabilities whether contingent, direct or indirect) exceeding $10,000,000;

                  (iii) sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, more than $5,000,000 of the assets of the Company and its Subsidiaries computed on the basis of the fair market value of such assets (whether by a sale of assets, sale of equity, merger or otherwise) (other than sales of inventory and obsolete or replaced equipment in the ordinary course of business) in any transaction or series of related transactions during any fiscal year;

                  (iv) merge or consolidate with or into any Person;

                  (v) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction or permit Calendar to liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, in each case, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

                  (vi) amend the Articles of Incorporation or the Company's Bylaws, in each case, in any manner which would have an adverse effect on any Saw Mill Investor in any material respect;

                  (vii) declare or pay any dividends or other distributions on the Common Shares;

                  (viii) issue or voluntarily redeem any of the Company's preferred stock;

                  (ix) (A) terminate the employment of or hire any chairman, chief executive officer, chief operating officer, chief financial officer, treasurer or division president of the Company or (B) permit any Subsidiary of the Company to terminate the employment of or hire, any senior manager of such Subsidiary who has the responsibilities of a division president;

                  (x) issue or redeem any Equity Equivalents (as herein defined) except for (i) the issuance of Equity Equivalents upon conversion or exchange of any outstanding convertible or exchangeable securities,
         (ii) the issuance of Equity Equivalents upon exercise of any outstanding options or warrants, (iii) the redemption of all or any part of the Chase Warrant, the MassMutual Warrant, the Northwestern Warrant, any Subordinated Debt Warrants or any Equity Equivalents issued pursuant to the exercise of any such Warrants, in each case, pursuant to any contractual provision which obligates the Company to make such redemption or (iv) the redemption of any Equity Equivalents pursuant to the Put Rights (as herein defined) or from any current or former employee of the Company or any of its Subsidiaries (other than the Executives);

                  (xi) permit any of the Company's Subsidiaries to issue any equity securities to any Person other than the Company or any of the Company's Subsidiaries;

                  (xii) prior to the consummation of a Qualified Public Offering, file, or permit any of the Company's Subsidiaries to file, any registration statement with the SEC with respect to the registration of an offering or sale of any equity securities;

                  (xiii) make, or permit any of the Company's Subsidiaries to make, capital expenditures in excess of $30 million, on a consolidated basis, in any calendar year; or

                  (xiv) enter into, or permit any of the Company's Subsidiaries to enter into, any material contract, transaction or other arrangement with any Executive or any Affiliate of any Executive (other than the Company or any of its Subsidiaries).

                  5. Restrictions on Transfer of Equityholder Shares.

                  (a) General Restrictions.

                  (i) Prior to the date five years after the date hereof, an Executive Investor may Transfer Equityholder Shares only (A) in Public Sales, (B) (x) if such Executive Investor has received the prior written consent of the Saw Mill Majority Holders and if such Executive Investor has complied with the terms and requirements of Section 5(b), to the extent applicable, or (y) if such Executive Investor is exercising a tag-along right granted to such Executive Investor pursuant to Section 5(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 5(c)(ii),
         (C) pursuant to an Approved Sale (as herein defined) or (D) to the Company pursuant to a Put Right or a Repurchase Option.

                  (ii) On the date five years after the date hereof or at any time thereafter, an Executive Investor may Transfer Equityholder Shares only (A) in Public Sales, (B) if such Executive Investor has complied with the terms and requirements of Section 5(b), to the extent applicable, or if such Executive Investor is exercising a tag-along right granted to such Executive Investor pursuant to Section 5(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 5(c)(ii), (C) pursuant to an Approved Sale or
         (D) to the Company pursuant to a Put Right or a Repurchase Option.

                  (iii) A Saw Mill Investor may Transfer Equityholder Shares only (A) in Public Sales, (B) if such Saw Mill Investor has complied with the terms and requirements of Section 5(b), to the extent applicable, or if such Saw Mill Investor is exercising a tag-along right granted to such Saw Mill Investor pursuant to Section 5(b), then to any Person, provided, that such Person shall have complied with the requirements of Section 5(c)(ii), (C) pursuant to an Approved Sale, or
         (D) to any Executive Investor pursuant to the terms of Section 6.

                  (iv) A Warrant Investor may Transfer Equityholder Shares only
         (A) in Public Sales, (B) to any Person, provided, that such Person shall have complied with the requirements of Section 5(c)(ii), (C) pursuant to an Approved Sale, (D) to any Executive Investor pursuant to the terms of Section 6 or (E) to the Company.

                  (b) Tag Along Rights.

                  (i) Tag Along Rights in the event of certain Transfers by the Executive Investors. Subject to Section 5(c)(i) and Section 15, at least 10 business days prior to the Transfer by any Executive Investor(s) (collectively, the "Executive Transferring Equityholder") of any Equityholder Shares to any Person (other than pursuant to a Public Offering; pursuant to an Approved Sale; a Transfer to the Company pursuant to a Put Right or a Repurchase Option; or in connection with the exercise of a tag-along right granted to such Executive Investor(s) pursuant to Section 5(b)(ii)), the Executive Transferring Equityholder shall deliver a written notice (the "Executive Sale Notice") to each Saw Mill Investor and each Warrant Investor (collectively, the "Other Investors"), specifying in reasonable detail the identity of the prospective transferee(s), the type and the number of the Equityholder Shares to be Transferred, and the other material terms and conditions of such contemplated Transfer. Any Other Investor may elect to participate in such contemplated Transfer by delivering written notice to the Executive Transferring Equityholder within 10 business days after its receipt of the Executive Sale Notice. If any Other Investor elects to participate in such Transfer, each Other Investor who elects to participate (the "Tagging Investors", and collectively with the Executive Transferring Equityholder, the "Participating Equityholders") shall be entitled to sell in such contemplated Transfer, at the same price and on the same terms, up to a number of Equityholder Shares to be Transferred equal to the product of (x) the quotient determined by dividing the percentage of Equityholder Shares owned by such Tagging Investor by the aggregate percentage of Equityholder Shares owned collectively by all of the Equityholders participating in such contemplated Transfer (including the Executive Transferring Equityholder) and (y) the aggregate number of Equityholder Shares to be sold in such contemplated Transfer. Each Equityholder Transferring Equityholder Shares pursuant to this Section 5(b)(i) shall pay its pro rata share (based on the amount of consideration received) of the reasonable out-of-pocket expenses incurred by the Equityholders in connection with such Transfer and shall take all reasonably necessary and desirable actions as reasonably directed by the Executive Transferring Equityholder in connection with the consummation of such Transfer, including without limitation executing the applicable purchase agreement. The Executive Transferring Equityholder shall cause all applicable transferee(s) to execute a joinder to this Agreement with respect to all Equityholder Shares Transferred pursuant to this Section 5(b)(i). Any Transfer made by an Executive Transferring Equityholder pursuant to this Section 5(b)(i) shall satisfy the following conditions: (A) upon the consummation of such Transfer, each Participating Equityholder will be entitled to receive the same form and amount (on a share-for-share basis) of consideration, with respect to the Equityholder Shares sold in such Transfer and (B) if any holder of Equityholder Shares is given the option as to the form and amount of consideration to be received in connection with such Transfer, then each holder of Equityholder Shares shall be given the same option. Notwithstanding anything contained herein to the contrary, the term "consideration" as used in this
         Section 5(b)(i) shall not include any closing fees received by any Saw Mill Investor or any Affiliate of any Saw Mill Investor in connection with a Transfer pursuant to this Section 5(b)(i) and shall not include any salary, bonuses or other form of compensation (whether incentive or otherwise) received by any Executive in connection with a Transfer pursuant to this Section 5(b)(i). All terms defined in this Section 5(b)(i) shall be for purposes of this Section 5(b)(i) only.

                  (ii) Tag Along Rights in the event of certain Transfers by the Saw Mill Investors. Subject to Section 5(c)(i), at least 10 business days prior to the Transfer by any Saw Mill Investor(s) (collectively, the "Saw Mill Transferring Equityholder") of any Equityholder Shares to any Person (other than pursuant to a Public Offering; pursuant to an Approved Sale; in connection with the exercise of a tag-along right granted to such Saw Mill Investor(s) pursuant to Section 5(b)(i); or in connection with a Transfer to any Executive Investor pursuant to
         Section 6), the Saw Mill Transferring Equityholder shall deliver a written notice (the "Saw Mill Sale Notice") to each Executive Investor and each Warrant Investor (collectively, the "Other Investors"), specifying in reasonable detail the identity of the prospective transferee(s), the type and the number of the Equityholder Shares to be Transferred, and the other material terms and conditions of such contemplated Transfer. Any Other Investor may elect to participate in such contemplated Transfer by delivering written notice to the Saw Mill Transferring Equityholder within 10 business days after its receipt of the Saw Mill Sale Notice. If any Other Investor elects to participate in such Transfer, each Other Investor who elects to participate (the "Tagging Investors", and collectively with the Saw Mill Transferring Equityholder, the "Participating Equityholders") shall be entitled to sell in such contemplated Transfer, at the same price and on the same terms, up to a number of Equityholder Shares to be Transferred equal to the product of (x) the quotient determined by dividing the percentage of Equityholder Shares owned by such Tagging Investor by the aggregate percentage of Equityholder Shares owned collectively by all of the Equityholders participating in such contemplated Transfer (including the Saw Mill Transferring Equityholder) and (y) the aggregate number of Equityholder Shares to be sold in such contemplated Transfer. Each Equityholder Transferring Equityholder Shares pursuant to this Section 5(b)(ii) shall pay its pro rata share (based on the amount of consideration received) of the reasonable out-of-pocket expenses incurred by the Equityholders in connection with such Transfer and shall take all reasonably necessary and desirable actions as reasonably directed by the Saw Mill Transferring Equityholder in connection with the consummation of such Transfer, including without limitation executing the applicable purchase agreement. The Saw Mill Transferring Equityholder shall cause all applicable transferee(s) to execute a joinder to this Agreement with respect to all Equityholder Shares Transferred pursuant to this Section 5(b)(ii). Any Transfer made by a Saw Mill Transferring Equityholder pursuant to this Section 5(b)(ii) shall satisfy the following conditions: (A) upon the consummation of such Transfer, each Participating Equityholder will be entitled to receive the same form and amount (on a share-for-share basis) of consideration, with respect to the Equityholder Shares sold in such Transfer and (B) if any holder of Equityholder Shares is given the option as to the form and amount of consideration to be received in connection with such Transfer, then each holder of Equityholder Shares shall be given the same option. Notwithstanding anything contained herein to the contrary, the term "consideration" as used in this
         Section 5(b)(ii) shall not include any closing fees received by any Saw Mill Investor or any Affiliate of any Saw Mill Investor in connection with a Transfer pursuant to this Section 5(b)(ii) and shall not include any salary, bonuses or other form of compensation (whether incentive or otherwise) received by any Executive in connection with a Transfer pursuant to this Section 5(b)(ii). All terms defined in this Section 5(b)(ii) shall be for purposes of this Section 5(b)(ii) only.

                  (iii) The provisions of this Section 5(b) shall terminate upon the consummation of a Qualified Public Offering.

                  (c) Permitted Transfers.

                  (i) The restrictions contained in Sections 5(a) and 5(b) shall not apply with respect to any Transfer of Equityholder Shares by any Equityholder (A) in the case of an individual Equityholder, (x) to any member of such Equityholder's Family Group but only if such Transfer is for valid estate planning purposes or (y) pursuant to applicable laws of descent and distribution, (B) in the case of a non-individual Equityholder, to its Affiliates or (C) in the case of Saw Mill, in a distribution to its partners; provided, in each case, that any such transferee(s) shall have complied with the requirements of Section 5(c)(ii).

                  (ii) Prior to any proposed transferee's acquisition of Equityholder Shares pursuant to a Transfer permitted by Sections 5(a)(i)(B), 5(a)(ii)(B), 5(a)(iii)(B) or 5(a)(iv)(B) or Section
         5(c)(i), such proposed transferee must agree to take such Equityholder Shares subject to and to be fully bound by the terms of this Agreement applicable to such Equityholder Shares by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit A and delivering such executed joinder to the Secretary of the Company prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder shall be delivered to the Secretary of the Company as soon as reasonably possible after such Transfer). All transferees acquiring Equityholder Shares and executing a joinder in compliance with this Section 5(c)(ii) are collectively referred to herein as "Permitted Transferees".

                  (d) If any Equityholder Transfers Equityholder Shares to an Affiliate and an event occurs which causes such Affiliate to cease to be an Affiliate of such Equityholder unless, prior to such event, such Affiliate Transfers such Equityholder Shares back to such Equityholder, then such event shall be deemed a Transfer of Equityholder Shares subject to all of the restrictions on Transfers of Equityholder Shares set forth in this Agreement, including without limitation, this Section 5.

                  6. Right of First Offer Granted to the Executive Investors.

                  (a) If at any time after the date five years after the date hereof, the Saw Mill Supermajority Holders propose to use their efforts to effect an Approved Sale (as herein defined) without the approval of holders of at least 66-2/3% of the number of then outstanding Equityholders Shares, then the Saw Mill Supermajority Holders will, prior to effecting such Approved Sale, give notice (the "Proposed Approved Sale Notice") on behalf of all Saw Mill Investors and all Warrant Investors (collectively, the "Financial Holders") to the Executive Investors, which notice shall state that the Saw Mill Supermajority Holders desire to use their efforts to effect an Approved Sale. Each Financial Holder hereby agrees that the Saw Mill Supermajority Holders have the authority to give the Proposed Approved Sale Notice and to give an Acceptance Notice (as herein defined) on their behalf.

                  (b) At any time within ninety (90) days after delivery of the Proposed Approved Sale Notice (the "Exercise Period") the holders of record of a majority of the number of Executive Shares then outstanding (collectively, the "Offering Executive Investor") may notify the Financial Holders in writing of their offer (the "Offer") to purchase all (and not less than all) of the Saw Mill Shares and the Warrant Investor Shares (collectively, the "Offered Shares") and the price (the "Offered Price") and the other terms upon which such Offering Executive Investor proposes to purchase such Offered Shares (such offer must be solely for cash) (the "Offer Notice"). A proposed Offer Notice shall be valid only if such notice contains firm and enforceable commitments from reputable sources for the financing of the Offering Executive Investor's proposed purchase of the Offering Shares; provided that if the Saw Mill Supermajority Holders validly deliver an Acceptance Notice in response to any proposed Offer Notice, then such proposed Offer Notice shall be deemed to be a valid Offer Notice. The Offer Notice will constitute an irrevocable offer by the Offering Executive Investor to acquire the Offered Shares from the Financial Holders at the Offered Price and on the terms specified in the Offer Notice.

                  (c) If an Offer Notice has been delivered to the Financial Holders during the applicable Exercise Period, then, at any time during the 60-day period commencing on the date the Saw Mill Supermajority Holders receive such Offer Notice, the Saw Mill Supermajority Holders may, on behalf of the Financial Holders, deliver notice to the Offering Executive Investor accepting the applicable offer (the "Acceptance Notice").

                  (d) If the Saw Mill Supermajority Holders have not delivered an Acceptance Notice pursuant to Section 6(c), then at any time during the one-year period commencing upon the expiration of the applicable Exercise Period,

                  (i) if a valid Offer Notice has been delivered to the Financial Holders during the applicable Exercise Period, then the Saw Mill Supermajority Holders may effect an Approved Sale (in which case the Company and the Executives agree to use their respective best efforts to assist the Saw Mill Supermajority Holders in effecting such Approved Sale), but only at a price for the Common Shares which is greater than the price specified in such valid Offer Notice, or

                  (ii) if a valid Offer Notice has not been delivered to the Financial Holders during the applicable Exercise Period, then the Saw Mill Supermajority Holders may effect an Approved Sale (in which case the Company and the Executives agree to use their respective best efforts to assist the Saw Mill Supermajority Holders in effecting such Approved Sale).

                  (e) Upon the delivery of an Acceptance Notice to the Offering Executive Investor, the Offering Executive Investor and the Financial Holders shall be firmly bound to consummate the purchase and sale of the Offered Shares in accordance with the terms hereof and the applicable Offer Notice and Acceptance Notice. Subject to the provisions hereof, within sixty (60) days after the Offering Executive Investor's receipt of the applicable Acceptance Notice, the Offering Executive Investor shall purchase and the Financial Holders shall sell all of the Offered Shares at a mutually agreeable time and place (the "Offered Shares Closing").

                  (f) At the Offered Shares Closing, the Financial Holders shall deliver to the Offering Executive Investor certificates or instruments representing the Offered Shares to be purchased by the Offering Executive Investor, duly endorsed, and the Offering Executive Investor shall deliver to the Financial Holders the Offered Price by wire transfer of immediately available funds to an account designated by such Financial Holders.

                  (g) The provisions of this Section 6 shall terminate (i) upon the consummation of an Qualified Public Offering or (ii) if any Offer by an Offering Executive Investor is accepted pursuant to an Acceptance Notice and the applicable Offered Shares Closing does not occur within sixty (60) days after such Offering Executive Investor's receipt of the applicable Acceptance Notice (provided that the termination of this Section 6 shall not relieve any Equityholder from any liability for any breach of any provisions of this Section 6, any Offer Notice and/or any Acceptance Notice prior to such termination).

                  7. Approved Sale.

                  (a) If Approving Equityholders (as herein defined) approve a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all (or, for accounting, tax or other reasons, substantially all) of the Common Shares (in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) or any other transaction which has substantially the same effect as any of the foregoing to an Unaffiliated Third Party or group of Unaffiliated Third Parties (each such sale or transaction, an "Approved Sale"), then each holder of Equityholder Shares will vote for, consent to and raise no objections against such Approved Sale subject to the terms set forth below. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Equityholder Shares will waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) a sale of stock, each holder of Equityholder Shares will agree to sell all of its Equityholder Shares and rights to acquire Equityholder Shares on the same terms and conditions (subject to the proviso below) as applicable to all of the Equityholder Shares held by the Approving Equityholders. Each holder of Equityholder Shares will take all reasonably necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Approving Equityholders including without limitation (but subject to Section 7(c)) executing any applicable purchase agreement and, if necessary, exercising any outstanding options or warrants held by such holder of Equityholder Shares; provided, that, notwithstanding the foregoing, no Equityholder may be required to be jointly or jointly and severally liable for any indemnification obligations provided by the Equityholders in connection with any Approved Sale and no Equityholder may be liable as a result of any such indemnification obligations for more than the net proceeds actually received by such Equityholder as consideration for the Equityholder Shares it sold in such Approved Sale.

                  (b) Each Equityholder will bear their pro-rata share (based upon the amount of consideration received) of the reasonable out-of-pocket costs of any sale of Equityholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Equityholder Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Equityholder on their own behalf will not be considered costs of the transaction hereunder.

                  (c) The obligations of the Equityholders with respect to any Approved Sale are subject to the satisfaction of the following conditions: (i) in connection with the consummation of such Approved Sale, each Equityholder will be entitled to receive the same form and amount (on a share-for-share basis) of consideration with respect to each Equityholder Share sold in such Approved Sale, (ii) if any holder of Equityholder Shares is given the option as to the form and amount of consideration to be received in connection with such Approved Sale, then each holder of Equityholder Shares shall be given the same option and (iii) the receipt of all the material regulatory approvals which are necessary in connection with the consummation of such Approved Sale. Notwithstanding anything contained herein to the contrary, the term "consideration" as used in this Section 7 shall not include any closing fees received by any Saw Mill Investor or any Affiliate of any Saw Mill Investor in connection with an Approved Sale and shall not include any salary, bonuses or other form of compensation (whether incentive or otherwise) received by any Executive in connection with an Approved Sale.

                  (d) For purposes of this Section 7, the term "Approving Equityholders" means either (i) the holders of at least 66-2/3% of the number of outstanding Equityholders Shares or (ii) at any time after the date five years after the date hereof, the Saw Mill Supermajority Holders, but only if the Saw Mill Supermajority Holders have complied with the provisions of Section 6 hereof to the extent such Section 6 has not been previously terminated.

                  8. Financial Statements and Access to Information.

                     (a) Financial Statements. Prior to the consummation of a Qualified Public Offering, the Company shall deliver to each Equityholder who holds more than 5% of the then outstanding number of Common Shares:

                           (i) within sixty (60) days after the end of each
quarterly accounting period in each fiscal year of the Company, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period. Such financial statements shall be prepared, in all material respects, in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments; and

                           (ii) within 120 days after the end of each fiscal
year of the Company, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year. Such financial statement shall be prepared, in all material respects, in accordance with generally accepted accounting principles, consistently applied.

                    (b) Access to Information. The Company shall permit any Equityholder who is an original party to this Agreement and who holds more than 1% of the then outstanding number of Common Shares, any Equityholder who holds more than 5% of the then outstanding number of Common Shares and their respective representatives (including, without limitation, their respective legal counsel, accountants and governmental authorities to which it is subject), during normal business hours and such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such entities with any of the executive officers of the Company.

                  9. Legend.

                  (a) Each certificate or instrument evidencing Equityholder Shares and each certificate or instrument issued in exchange for or upon the Transfer of any Equityholder Shares (if such securities remain Equityholder Shares (as defined herein) after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF __________ __, 2000, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND CERTAIN OF THE ISSUER'S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The legend set forth above shall be removed from the certificates evidencing any securities which cease to be Equityholder Shares. Upon the request of any holder of Equityholder Shares, the Company shall remove the Securities Act portion of the legend set forth above from the certificate or certificates for such Equityholder Shares; provided, that such Equityholder Shares are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

                  (b) Unless waived by the Company, no Equityholder may Transfer any Equityholder Shares (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. If such opinion of counsel reasonably acceptable in form and substance to the Company further states that no subsequent Transfer of such Equityholder Shares will require registration under the Securities Act, the Company will promptly upon such Transfer deliver new certificates for such securities which do not bear the Securities Act portion of the legend set forth in Section 9(a).

                  10. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Equityholder Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Equityholder Shares as the owner of such securities for any purpose.

                  11. Preemptive Rights.

                  (a) If at any time prior to the consummation of a Qualified Public Offering the Company wishes to issue any Common Shares or any options, warrants or other rights to acquire Common Shares or any notes or other securities convertible or exchangeable into Common Shares (all such Common Shares and other rights and securities, collectively, the "Equity Equivalents") to any Person or Persons, the Company shall promptly deliver a notice of intention to sell (the "Company's Notice of Intention to Sell") to each Saw Mill Investor, Executive Investor and Preferred Stock Investor (collectively, the "Equity Investors") setting forth a description and the number of the Equity Equivalents and any other securities proposed to be issued and the proposed purchase price and terms of sale. Upon receipt of the Company's Notice of Intention to Sell, each Equity Investor shall have the right to elect to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of
(i) such Equity Investor's proportionate ownership of the then outstanding number of Common Shares (calculated on a fully-diluted basis assuming all holders of then outstanding warrants, options and convertible securities of the Company which are in the money had converted such convertible securities or exercised such warrants or options immediately prior to the taking of the record of the holders of Common Shares for the purpose of determining whether they are entitled to receive such offer) held by all Persons multiplied by (ii) the number of Equity Equivalents proposed to be issued (as described in the applicable Company's Notice of Intention to Sell). Notwithstanding anything contained herein to the contrary, if the Company is issuing Equity Equivalents in connection with the issuance of any debt or other equity securities of the Company or any of its Subsidiaries, then any Equity Investor who elects to purchase such Equity Equivalents pursuant to this Section 11 must also purchase a corresponding proportion of such other debt or equity securities, all at the proposed purchase price and on terms of sale as specified in the applicable Company's Notice of Intention to Sell. Such election shall be made by the electing Equity Investor by written notice to the Company within fifteen (15) business days after receipt by such Equity Investor of the Company's Notice of Intention to Sell (the "Acceptance Period"). In the event that any Equity Equivalents or such other debt or equity securities proposed to be issued at any time as contemplated by this Section 11 are either voting securities or securities which are convertible, exercisable or exchangeable for voting securities and for any reason one or more of the Equity Investors determines in its sole discretion that it would be detrimental to such Equity Investor or its Affiliates to purchase such Equity Equivalents or such other debt or equity securities as provided hereby, then the Company shall make available to any such Equity Investor an amount of alternative securities equal to the amount of such Equity Equivalents or such other debt or equity securities as such Equity Investor has elected to purchase pursuant to the terms hereof which are identical to such Equity Equivalents or such other debt or equity securities in all respects except for the fact that such alternate securities shall be non-voting securities or convertible, exercisable or otherwise exchangeable for non-voting securities (the "Alternative Securities") upon such terms and conditions as such Equity Investor may request.

                  (b) To the extent an effective election to purchase has not been received from an Equity Investor pursuant to subsection (a) above in respect of the Equity Equivalents proposed to be issued pursuant to the applicable Company's Notice of Intention to Sell, the Company may, at its election, during a period of one hundred and eighty (180) days following the expiration of the applicable Acceptance Period, issue and sell the remaining Equity Equivalents to be issued and sold to any Person at a price and upon terms not more favorable to such Person than those stated in the applicable Company's Notice of Intention to Sell. In the event the Company has not sold any Equity Equivalents covered by a Company's Notice of Intention to Sell within such one hundred and eighty (180) day period, the Company shall not thereafter issue or sell such Equity Equivalents, without first offering such Equity Equivalents to each Equity Investor in the manner provided in this Section 11; provided, however, that failure by an Equity Investor to exercise its option to purchase with respect to one issuance and sale of Equity Equivalents shall not affect its option to purchase Equity Equivalents in any subsequent offering, sale and purchase.

                  (c) If an Equity Investor gives the Company notice, pursuant to the provisions of this Section 11, that such Equity Investor desires to purchase any Equity Equivalents or Alternative Securities, payment therefor shall be by check or wire transfer of immediately available funds, against delivery of the securities (which securities shall be issued free and clear of any liens or encumbrances) at the executive offices of the Company no later than the last closing date fixed by the Company for the sale of the applicable Equity Equivalents, which last closing date shall be no earlier than fifteen (15) business days after the Company delivers the applicable Company's Notice of Intention to Sell. In the event that any proposed sale is for a consideration other than cash, such Equity Investor may pay cash in lieu of all (but not part) of such other consideration, in the amount determined reasonably and in good faith by the Board to represent the fair value of such consideration other than cash.

                  (d) The preemptive rights contained in this Section 11 shall not apply to (i) the issuance of Equity Equivalents as a stock dividend or other distribution or upon any subdivision, split or combination of the outstanding Common Shares; (ii) the issuance of Equity Equivalents upon conversion, exchange or redemption of any outstanding convertible or exchangeable securities; (iii) the issuance of Equity Equivalents upon exercise of any outstanding options or warrants; (iv) the issuance of Equity Equivalents to any employee (other than an Executive) of the Company or any of its Subsidiaries or to any Independent Director; (v) the issuance to any Executive of options to acquire up to a maximum of 1% of the outstanding Common Shares at the time of such issuance;
(vi) the issuance or exercise of any Subordinated Debt Warrants; (vii) the issuance of Equity Equivalents as consideration (whether partial or otherwise) for the purchase by the Company or any of its Subsidiaries of assets constituting a business unit or of the stock or other equity securities of any Person or Persons or (viii) the issuance of Equity Equivalents pursuant to a Qualified Public Offering.

                  (e) The provisions of this Section 11 shall terminate upon the consummation of a Qualified Public Offering.

                  12. Right to Repurchase Executive Shares.

                  (a) Repurchase Option. Upon the death of any Executive, the Company shall have the option (but not the obligation) (the "Repurchase Option") to purchase any or all of the Executive Shares then owned by such Executive's estate or any member of such Executive's Family Group pursuant to the terms and conditions set forth in this Section 12.

                  (b) Repurchase Price. Executive Shares purchased pursuant to the Repurchase Option will be purchased at a price equal to the Fair Market Value of such Executive Shares as of the Valuation Date, less the amount of any cash distributed by the Company with respect to such Executive Shares between the Valuation Date and the closing of such repurchase.

                  (c) Repurchase Procedures. The Repurchase Option is exercisable by the Company delivering written notice (the "Repurchase Notice") to the holder or holders of the applicable Executive Shares to be repurchased during the 180 day period beginning on the date of the applicable Executive's death. The Repurchase Notice will set forth the number of Executive Shares to be acquired from such holder(s) and shall include the applicable Board Valuation Notice (as herein defined). If the applicable Executive Shares are held by more than one Person, the Company will purchase such Executive Shares elected to be purchased from such Persons, pro rata according to the number of Executive Shares held by such Persons at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

                  (d) Closing. The closing of any such repurchase transaction will take place on the date designated by the Company, which date will not be more than sixty (60) days after the date the Fair Market Value of the applicable Executive Shares is finally determined pursuant to the terms of this Agreement (including Section 15 hereof). The Company will pay for any Executive Shares to be purchased by the Company pursuant to the Repurchase Option by delivery of a check(s) payable or by wire transfer of immediately available funds to the holder(s) of such Executive Shares in an aggregate amount equal to the applicable repurchase price for such Executive Shares. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Shares by the Company will be subject to applicable restrictions contained in applicable law (including the Wisconsin Business Corporation Law) and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Shares which the Company is entitled to make pursuant to this Section 12 or if such repurchase would cause a default under any of the Company's and/or its Subsidiaries' debt and/or equity financing agreements, the Company may make such repurchases as soon as
(i) it is permitted to do so under such restrictions and (ii) such repurchase would not cause such a default. The Company will receive customary representations and warranties from each seller regarding the sale of Executive Shares, including, but not limited to, the representation that such seller has good and marketable title to the Executive Shares to be transferred free and clear of all liens, claims and other encumbrances.

                  13. Right to Put Executive Shares upon Death of Executive.

                  (a) Estate Put Right. Upon the death of any Executive, such Executive's estate shall have the right (the "Estate Put Right") to require the Company to purchase all of the Executive Shares then owned by such Executive's estate or any member of such Executive's Family Group pursuant to the terms and conditions set forth in this Section 13.

                  (b) Put Price. Executive Shares purchased pursuant to the Estate Put Right will be purchased at a price equal to the Fair Market Value of such Executive Shares as of the Valuation Date, less the amount of any cash distributed by the Company with respect to such Executive Shares between the Valuation Date and the closing of such repurchase.

                  (c) Put Procedures. The Estate Put Right is exercisable by the applicable Executive's estate delivering written notice (the "Estate Put Notice") to the Company during the 180 day period beginning on the date of such Executive's death. The Estate Put Notice will set forth the number of Executive Shares to be sold to the Company and the holders of such Executive Shares.

                  (d) Closing. The closing of any transaction contemplated by this Section 13 will take place on the date designated by the Company which date will not be more than sixty (60) days after the date the Fair Market Value of the applicable Executive Shares is finally determined pursuant to the terms of this Agreement (including Section 15 hereof). The Company will pay for any Executive Shares to be purchased by the Company pursuant to any Estate Put Right by delivery of a check(s) payable or by wire transfer of immediately available funds to the holder(s) of such Executive Shares in an aggregate amount equal to the applicable repurchase price for such Executive Shares. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Shares by the Company will be subject to applicable restrictions contained in applicable law (including the Wisconsin Business Corporation Law) and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Shares which the Company is otherwise required to make pursuant to this Section 13 or if such repurchase would cause a default under any of the Company's and/or its Subsidiaries' debt and/or equity financing agreements, the Company shall make such repurchases as soon as (i) it is permitted to do so under such restrictions and (ii) such repurchase would not cause such a default. The Company will receive customary representations and warranties from each seller regarding the sale of Executive Shares, including, but not limited to, the representation that such seller has good and marketable title to the Executive Shares to be transferred free and clear of all liens, claims and other encumbrances.

                  (e) Termination. The provisions of this Section 13 shall terminate upon the consummation of a Qualified Public Offering.

                  14. Right to Put Executive Shares upon Termination without Cause or Permanent Total Disability of Executive.

                  (a) Executive Put Right. If at any time any Executive ceases to be employed by Calendar as a result of (x) the termination by the Board or Calendar of such Executive's employment by Calendar without Cause (in the case of Chief Executive Officer, as such term is defined in the CEO Employment Agreement, or in the case of Chairman, as such term is defined in the Chairman Employment Agreement) or (y) such Executive's Permanent Total Disability (in the case of Chief Executive Officer, as such term is defined in the CEO Employment Agreement, or in the case of Chairman, as such term is defined in the Chairman Employment Agreement), then, such Executive shall have the right (the "Executive Put Right") to require the Company to purchase up to 20% of the Executive Shares then owned by such Executive or any member of such Executive's Family Group pursuant to the terms and conditions set forth in this Section 14.

                  (b) Put Price. Executive Shares purchased pursuant to the Executive Put Right will be purchased at a price equal to the Fair Market Value of such Executive Shares as of the Valuation Date, less the amount of any cash distributed by the Company with respect to such Executive Shares between the Valuation Date and the closing of such repurchase.

                  (c) Put Procedures. The Executive Put Right is exercisable by the Executive delivering written notice (the "Executive Put Notice") to the Company during the 180 day period beginning on the date of such Executive's termination of employment without Cause or such Executive's Permanent Total Disability, as applicable. The Executive Put Notice will set forth the number of Executive Shares to be sold to the Company and the holders of such Executive Shares, but in no event shall such number exceed 20% of the Executive Shares then owned by such Executive or any member of such Executive's Family Group.

                  (d) Closing. The closing of any transaction contemplated by this Section 14 will take place on the date designated by the Company which date will not be more than one (1) year after the date the Fair Market Value of the applicable Executive Shares is finally determined pursuant to the terms of this Agreement (including Section 15 hereof). The Company will pay for any Executive Shares to be purchased by the Company pursuant to any Executive Put Right by delivery of a check(s) payable or by wire transfer of immediately available funds to the holder(s) of such Executive Shares in an aggregate amount equal to the applicable repurchase price for such Executive Shares. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Shares by the Company will be subject to applicable restrictions contained in applicable law (including the Wisconsin Business Corporation Law) and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Shares which the Company is otherwise required to make pursuant to this Section 14 or if such repurchase would cause a default under any of the Company's and/or its Subsidiaries' debt and/or equity financing agreements, the Company shall make such repurchases as soon as (i) it is permitted to do so under such restrictions and (ii) such repurchase would not cause such a default. The Company will receive customary representations and warranties from each seller regarding the sale of Executive Shares, including, but not limited to, the representation that such seller has good and marketable title to the Executive Shares to be transferred free and clear of all liens, claims and other encumbrances.

                  (e) Termination. The provisions of this Section 14 shall terminate upon the consummation of a Qualified Public Offering.

                  15. Determination of Fair Market Value.

                  (a) In connection with any repurchase by the Company of Executive Shares for Fair Market Value pursuant to a Repurchase Option, the Company shall provide the applicable Executive's estate with written notice of the Board's determination of such Fair Market Value (a "Board Valuation Notice") on the same day that the Company delivers the applicable Repurchase Notice. In connection with any repurchase by the Company of Executive Shares for Fair Market Value pursuant to any Put Right, the Company shall provide the applicable Executive's estate or the applicable Executive, as applicable, with written notice of the Board's determination of such Fair Market Value (also, a "Board Valuation Notice") no later than sixty (60) days after the date of the Company's receipt of the applicable Put Notice. At any time prior to the date sixty (60) days after such Executive's estate or such Executive, as applicable, receives such Board Valuation Notice, such Executive's estate or such Executive, as applicable, may elect, by delivery of written notice to the Company, to dispute the Board's determination of such Fair Market Value and cause a Valuation Procedure (as herein defined) (a "Dispute Notice"). If such Executive's estate or such Executive, as applicable, does not deliver a Dispute Notice within such sixty-day period, then as of the end of such period the applicable Fair Market Value shall be deemed to be as stated in the applicable Board Valuation Notice. In a Dispute Notice, such Executive's estate or such Executive, as applicable, must elect either (a) that the fees and expenses of the applicable Independent Financial Expert (as herein defined) shall be paid 50% by such Executive's estate or such Executive, as applicable, and 50% by the Company or (b) that (i) if the aggregate Fair Market Value for the applicable Executive Shares as determined by the applicable Independent Financial Expert is 115% or more of the aggregate Fair Market Value for the applicable Executive Shares as determined by the Board and set forth in the applicable Board Valuation Notice, then the fees and expenses of the applicable Independent Financial Expert shall be paid 100% by the Company or
(ii) if the aggregate Fair Market Value for the applicable Executive Shares as determined by the applicable Independent Financial Expert is less than 115% of the aggregate Fair Market Value for the applicable Executive Shares as determined by the Board and set forth in the applicable Board Valuation Notice, then the fees and expenses of the applicable Independent Financial Expert shall be paid 100% by such Executive's estate or such Executive, as applicable.

                  (b) For purposes of this Section 15, the term "Independent Financial Expert" shall mean a nationally recognized investment banking firm (i) that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company, (ii) that has not been, and, at the time it is called upon to serve as an Independent Financial Expert under this Agreement is not (and none of whose directors, officers, employees or Affiliates is) a promoter, director or officer of the Company and (iii) that is otherwise qualified to serve as an independent financial advisor. Any such Person may receive customary compensation and indemnification by the Company for opinions or services it provides as an Independent Financial Expert.

                  (c) For purposes of this Section 15, the term "Valuation Procedure" shall mean, with respect to the determination of the Fair Market Value of Executive Shares after the applicable Executive's estate or applicable Executive, as applicable, has delivered a Dispute Notice to the Company, a determination (which shall be final and binding on the Company and all holders of the Executive Shares which are the subject of the applicable Put Notice) of such Fair Market Value made by an Independent Financial Expert selected in accordance with the further provisions of this definition. An Independent Financial Expert shall be selected within ten (10) days following receipt by the Company of such Dispute Notice, either by agreement among the Company and such Executive's estate or such Executive, as applicable, or, in the absence of such agreement, by lot from a list of four potential Independent Financial Experts remaining after the Company nominates three, such Executive's estate or such Executive, as applicable, nominates three, and each side eliminates one potential Independent Financial Expert. The Independent Financial Expert shall be instructed by the Company and such Executive's estate or such Executive, as applicable, to make its determination within thirty (30) days of its selection.

                  16. Issuance by the Company of Subordinated Debt Warrants. The parties hereto hereby acknowledge that, after the date hereof, the Company may issue Subordinated Debt Warrants to certain Persons (the "Warrant Recipients"). In connection with any such issuance, the parties hereto agree that, with the prior written consent of the Saw Mill Majority Holders, the Company may grant (but shall be under no obligation to grant) such Warrant Recipients rights substantially similar to the rights granted to the Warrant Investors hereunder (provided that, if such grant is made, each such Warrant Recipient is also subject to the obligations of the Warrant Investors hereunder) by causing each such Warrant Recipient to execute a joinder to this Agreement substantially in the form of Exhibit A hereto pursuant to which such Warrant Recipient shall be deemed a Warrant Investor and an Equityholder for all purposes of this Agreement.

                  17. Amendment and Waiver. No modification or amendment of any provision of this Agreement shall be effective against the Equityholders or the Company unless such modification or amendment is approved in writing by (i) the Saw Mill Majority Holders, (ii) holders of record of a majority of the number of Executive Shares, (iii) holders of record of a majority of the number of Warrant Investor Shares and (iv) the Company. No waiver of any provision of this Agreement shall be effective against (i) any Saw Mill Investor unless such waiver is approved in writing by the Saw Mill Majority Holders, (ii) any Executive Investor unless such waiver is approved in writing by holders of record of a majority of the number of Executives Shares or (iii) any Warrant Investor unless such waiver is approved in writing by holders of record of a majority of the number of Warrant Investor Shares. No waiver of any provision of this Agreement shall be effective against the Company unless such waiver is approved in writing by the Company. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Each Equityholder shall remain a party to this Agreement only so long as such person is the holder of record of Equityholder Shares.

                  18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  19. Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  20. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the consummation of an Approved Sale.

                  21. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Equityholders and any subsequent holders of Equityholder Shares and the respective successors, heirs and assigns of each of them, so long as they hold Equityholder Shares.

                  22. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  23. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Equityholder may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

                  24. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered if delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient, or if sent by certified or registered mail, return receipt requested, will be deemed to have been given two business days thereafter. Such notices, demands and other communications will be sent to the address indicated below:

                  To the Company:

                           Calendar Holdings, Inc.
                           _____________________________
                           _____________________________
                           Attention:  President
                           Telecopy No.:  (___) ___-____

                  With a copy, which shall not constitute notice, to:

                           Saw Mill Capital L.L.C.
                           22 Saw Mill River Road
                           Hawthorne, NY  10532
                           Attention:  Howard Unger
                                       Scott Budoff
                           Telecopy No.:  (914) 592-8548

                                    and

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY  10022
                           Attention: Frederick Tanne, Esq.
                                      W. Brian Raftery, Esq.
                          Telecopy No.: (212) 446-4900

                  To Saw Mill:

                           Saw Mill Capital Fund II, L.P.
                           22 Saw Mill River Road
                           Hawthorne, NY  10532
                           Attention:  Howard D. Unger
                                       Scott A. Budoff
                           Telecopy No.:  (914) 592-8548

                  With a copy, which shall not constitute notice, to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY  10022
                           Attention: Frederick Tanne, Esq.
                                      W. Brian Raftery, Esq.
                          Telecopy No.: (212) 446-4900

                  To Chase:

                          Chase Capital Investments, LLC
                          c/o Chase Capital Partners
                          380 Madison Avenue
                          New York, NY  10017
                          Attention:  Richard D. Waters, Jr.
                          Telecopy No.:  (212) 622-3101

                  With a copy, which shall not constitute notice, to:

                          O'Sullivan Graev & Karabell, LLP
                          30 Rockefeller Plaza, 24th Floor
                          New York, NY  10112
                          Attention:  Frederick M. Bachman, Esq.
                          Telecopy No.:  (212) 728-5950

                  To MassMutual:

                          Massachusetts Mutual Life Insurance Company
                          1295 State Street
                          Springfield, MA  01111-0001
                          Attention:  Mark Ahmed
                                      Liz Perenick
                          Telecopy No.:  (413) 744-l6127

                  To Northwestern:

                          The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue
                          Milwaukee, WI 53202
                          Attention:  Securities Department
                          Telecopy No.:  (414) 299-7124

or such other address, telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

                  25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of the Company's incorporation, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

                  26. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                                        [THE COMPANY]


                                        By:   __________________________________
                                              Name:
                                              Title:

                                        SAW MILL CAPITAL FUND II, L.P.

                                        By:   Saw Mill Investments II, LLC,
                                              Its General Partner


                                        By:   __________________________________
                                              Name:
                                              Title:

                                        [OTHER EQUITYHOLDERS]


                                        By:   __________________________________

                                                                       EXHIBIT A

                               FORM OF JOINDER TO
                             STOCKHOLDERS AGREEMENT

                  THIS JOINDER to the Stockholders Agreement dated as of ___________ __, 2000 by and among [___________], a Delaware corporation (the "Company"), and certain equityholders of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and ________("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

                  WHEREAS, Holder has acquired certain Equityholder Shares and the Agreement and the Company require Holder, as a holder of such Equityholder Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

                  1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a [EXECUTIVE INVESTOR/SAW MILL INVESTOR/PREFERRED STOCK INVESTOR/WARRANT INVESTOR] and an Equityholder for all purposes thereof. In addition, Holder hereby agrees that all Common Shares held by Holder shall be deemed [EXECUTIVE/SAW MILL/WARRANT INVESTOR] Shares and Equityholder Shares for all purposes of the Agreement.

                  2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors, heirs and assigns and Holder and any subsequent holders of Equityholder Shares and the respective successors, heirs and assigns of each of them, so long as they hold any Equityholder Shares.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  4. Notices. For purposes of Section 24 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                                    [NAME]
                                    [ADDRESS]
                                    [FACSIMILE NUMBER]

                  5. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the state of the Company's incorporation, without giving effect to any rules, principles or provisions of choice of law or conflict of laws.

                  6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                         [_______________________]


                                         By: ___________________________________
                                             Name:
                                             Title:


                                         [HOLDER]


                                         By: ___________________________________
                                             Name:
                                             Title:


                                       -2-